Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

STAGE STORES TO PRESENT AT THE 17TH ANNUAL ICR XCHANGE CONFERENCE

HOUSTON, TX, January 6, 2015 - Stage Stores, Inc. (NYSE: SSI) announced today that Michael Glazer, President and Chief Executive Officer, Oded Shein, Chief Financial Officer, and Randi Sonenshein, Senior Vice President, Finance and Strategy, will make a presentation at the 17th Annual ICR XChange Conference on Monday, January 12, 2015 at 11:30 a.m. Eastern Time. The conference is being held at the Grande Lakes Orlando Resort in Orlando, FL.

A live webcast of the presentation will be available through the Company's website (www.stagestoresinc.com) by navigating to Investor Relations and then the Webcasts page. The materials management will reference at the conference will also be available in the Investor Relations section of the Company’s website. A replay of the presentation will be available online for approximately 30 days.

About Stage Stores
Stage Stores, Inc. operates 858 specialty department stores located in 40 states under the BEALLS, GOODY'S, PALAIS ROYAL, PEEBLES and STAGE nameplates and a direct-to-consumer channel. The Company’s stores, which operate primarily in small and mid-sized towns and communities, offer moderately priced, nationally recognized brand name and private label apparel, accessories, cosmetics, footwear and home goods for the entire family. The Company’s direct-to-consumer channel includes its eCommerce website and Send program. Its eCommerce website features assortments of merchandise similar to that found in its stores, as well as products available exclusively online. The Send program allows customers in the stores to have merchandise shipped directly to their homes if the merchandise is not available in the local store. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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